Exhibit 10.9
[Form for Mr. Essig’s Annual Performance Stock Grant]
PERFORMANCE STOCK AGREEMENT
     THIS PERFORMANCE STOCK AGREEMENT (the “Award Agreement”), dated as of [                    ] (the “Award Date”), is made by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and [                    ], an employee of the Company (or one or more of its Related Corporations or Affiliates), hereinafter referred to as the “Participant”:
     WHEREAS, the Company and the Participant previously entered into that certain Second Amended and Restated Employment Agreement dated as of July 27, 2004, as amended by Amendment 2006-1 to the Second Amended and Restated Employment Agreement and Amendment 2008-1 to the Second Amended and Restated Employment Agreement;
     WHEREAS, as of August 6, 2008, the Company and the Participant have entered into an Amendment 2008-2 to the Second Amended and Restated Employment Agreement (such Second Amended and Restated Employment Agreement, as so amended being hereinafter called the “Employment Agreement”), pursuant to which the Participant will continue to serve as President and Chief Executive Officer of the Company, on the terms and conditions set forth and described therein;
     WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant to the Participant an annual equity-based award under the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company, appointed to administer the Plan, has determined that it would be to the advantage and in the best interest of the Company and its stockholders to grant to the Participant an annual award for [INSERT YEAR] of Performance Stock (as defined below), on the terms set forth herein.
     NOW, THEREFORE, in consideration of the various covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     Capitalized terms not otherwise defined below shall have the meaning set forth in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 1.1 Extended Expiration Date. “Extended Expiration Date” shall mean, in the event that the Participant and the Company enter into (including by way of an automatic extension) a new, amended or renewed employment agreement on or prior to December 31, 2011, the last day of the term of such new, amended or renewed employment agreement

     Section 1.2 Performance Goals. “Performance Goals” shall mean the specific goal or goals determined by the Committee, as specified in Exhibit B.
     Section 1.3 Performance Period. “Performance Period” shall mean the period of time that the Performance Goals must be met, as specified in Exhibit B.
     Section 1.4 Performance Stock. “Performance Stock” shall mean up to [___] Shares that will be issued to the Participant under this Award Agreement if the Performance Goals are met during the Performance Period and the other vesting conditions set forth herein are satisfied.
     Section 1.5 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
     Section 1.6 Secretary. “Secretary” shall mean the Secretary of the Company.
     Section 1.7 Termination of Service. “Termination of Service” shall mean the time when the Participant ceases to provide services to the Company and its Related Corporations and Affiliates as an employee or Associate for any reason with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, or Disability. A Termination of Service shall not include a termination where the Participant is simultaneously reemployed by, or remains employed by, or continues to provide services to, the Company and/or one or more of its Related Corporations and Affiliates or a successor entity thereto.
ARTICLE II.
AWARD OF PERFORMANCE STOCK
     Section 2.1 Award of Performance Stock. As of the Award Date, the Company issues to the Participant the right to receive, at the time or times forth in Section 3.3 below, Shares underlying the vested Performance Stock if the Performance Goals and the other vesting conditions set forth in this Award Agreement are met. If the Performance Goals and other vesting conditions are satisfied, the Company shall cause the vested Performance Stock to be issued in the name of the Participant as described under Section 3.3 of this Award Agreement. As a further condition to the Company’s obligations under this Award Agreement, the Participant’s spouse, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit A.
     Section 2.2 Forfeiture; Anti-Assignment. The right to receive the Performance Stock shall be subject to forfeiture as provided in Section 3.2 of this Award Agreement, and the Participant shall have no right to sell, assign, transfer, pledge, or otherwise encumber or dispose of the Participant’s right to receive the Performance Stock.
     Section 2.3 Dividend Equivalents. Prior to the earlier to occur of the payment or forfeiture of the Performance Stock, the Participant shall be entitled to receive, with respect to all Shares underlying outstanding vested Performance Stock, dividend equivalent amounts equal to the regular quarterly cash dividend paid or made with respect to the Shares underlying the vested Performance Stock (to the extent regular quarterly cash dividends are paid). Such dividend equivalent amounts shall be aggregated on a quarterly basis while the Performance Stock is outstanding and paid to the Participant within thirty (30) days following December 31, 20___ [LAST DAY OF PERFORMANCE PERIOD]. Notwithstanding the foregoing, if a Change in Control (as defined in the Employment Agreement) occurs prior to such date, such dividend equivalent amounts shall be paid to the Participant on the date of the Change in Control; provided, however, that such payment shall only occur if the Change in Control meets the requirements of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations. For the avoidance of doubt, such dividend equivalent amounts shall only be paid to the extent that the Performance Stock is vested as of the applicable dividend payment date, and the Participant shall not be entitled to receive any dividend equivalent amounts with respect to Performance Stock that has not vested as of such dividend payment date. The dividend equivalents and any amounts that may become payable in respect thereof shall be treated separately from the Performance Stock and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Code Section 409A.
     Section 2.4 Voting Rights. Prior to the issuance of the Performance Stock, the Participant shall have no voting rights with respect to any Shares represented by the Performance Stock.
ARTICLE III.
RESTRICTIONS
     Section 3.1 Vesting.
     (a) Subject to paragraphs (b) and (c) below and to Section 3.2 hereof, the Performance Stock shall vest in cumulative installments as follows:
     (i) The Performance Stock shall vest with respect to one-third (?) of the Shares covered thereby on the later to occur of (A) December 31, 20___ [LAST DAY OF FIRST YEAR OF PERFORMANCE PERIOD] and (B) the date as of which the Performance Goal is satisfied;
     (ii) The Performance Stock shall vest with respect to one-third (?) of the Shares covered thereby on the later to occur of (A) December 31, 20___ [LAST DAY OF SECOND YEAR OF PERFORMANCE PERIOD] and (B) the date as of which the Performance Goal is satisfied; and
     (iii) The Performance Stock shall vest with respect to one-third (?) of the Shares covered thereby on the later to occur of (A) December 31, 20___ [LAST DAY OF THIRD YEAR OF PERFORMANCE PERIOD] and (B) the date as of which the Performance Goal is satisfied.1
     (b) One hundred percent (100%) of the Shares covered by the then outstanding Performance Stock shall be deemed to satisfy the time vesting requirement (but not any Performance Goal that has not otherwise been independently satisfied) for purposes of Section

[1]	See Appendix for vesting schedules for awards granted after 2008.

3.1(a) above in the event that the Participant incurs a Termination of Service (1) by the Company without “Cause” (as defined in Section 4.3 of the Employment Agreement), (2) by the Participant for “Good Reason” (as defined in Section 4.4 of the Employment Agreement), (3) by reason of a “Disability Termination” (as defined in Section 4.2 of the Employment Agreement), (4) by reason of the Participant’s death, or (5) as a result of the Employment Agreement (or the Participant’s successor employment agreement with the Company, if any) not being amended, renewed or replaced by a new employment agreement upon the expiration of such agreement on December 31, 2011 or the Extended Expiration Date, as applicable.
     (c) In the event of a “Change in Control” (as defined in the Employment Agreement) that occurs during the Performance Period and prior to the Participant’s Termination of Service, one hundred percent (100%) of the Shares covered by the then outstanding Performance Stock shall vest immediately prior to such Change in Control.
     Section 3.2 Forfeiture.
     (a) Immediately upon the Participant’s Termination of Service, the Participant shall forfeit all Performance Stock which has not satisfied the time vesting requirement set forth in Section 3.1(a) above on, prior to, or in connection with such Termination of Service (and all dividend equivalent rights with respect to such Performance Stock), and the Participant shall have no right to receive any Shares represented by the Performance Stock which has not so satisfied the time vesting requirement.
     (b) Except as set forth in Section 3.1(c) above, if the Performance Goals are not met by the end of the Performance Period, the Participant shall thereupon forfeit all of the Performance Stock (and all dividend equivalent rights with respect to the Performance Stock), and shall have no right to receive any Shares represented by the Performance Stock.
     Section 3.3 Issuance of Shares.
     (a) Subject to a determination of the Committee that the applicable Performance Goals have been met, Shares represented by Performance Stock which vests pursuant to Section 3.1 above shall be issued to the Participant or his legal representative within thirty (30) days following the date on which such Performance Stock vests or, in the event of vesting upon a Change in Control pursuant to Section 3.1(c), such shares shall be issued effective upon the occurrence of such Change in Control. Any such Shares that become payable to the Participant are intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be paid not later than the last day of the applicable two and one-half (2 1/2) month “short-term deferral period” with respect to the payment of such Shares, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).
     (b) The Company shall issue such Shares in certificated form or shall record such issuance with its transfer agent, and such Shares shall be free from any restrictions; provided, however, that such Shares shall be subject to any such restrictions and conditions as required pursuant to Section 4.5 of this Award Agreement and those that the Company imposes on its employees in general with respect to selling its Shares. Notwithstanding the foregoing, no such Shares shall be issued to or recorded in the name of the Participant or his legal representative unless and until the Participant or his legal representative shall have satisfied the full amount of all federal, state and local withholding or other employment taxes applicable to the taxable income of the Participant resulting from the vesting and/or issuance of the Shares as provided in this Award Agreement (including, without limitation, in the manner set forth in Section 4.2 hereof).
ARTICLE IV.
MISCELLANEOUS
     Section 4.1 No Additional Rights. Nothing in this Award Agreement or in the Plan shall confer upon any person any right to a position as an Associate or continued employment by the Company or any of its Related Corporations or Affiliates or affect in any way the right of any of the foregoing to terminate the services of an individual at any time.
     Section 4.2 Tax Withholding. The Company shall be entitled to withhold in cash or deduction from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting, distribution or payment of the Performance Stock. In satisfaction of the foregoing requirement with respect to the distribution or payment of the Shares underlying the Performance Stock, the Company shall withhold Shares otherwise issuable in such distribution having a Fair Market Value equal to the sums required to be withheld. Subject to the following sentence, the number of Shares which shall be so withheld in order to satisfy the Participant’s federal, state and local withholding tax liabilities with respect to the issuance of Shares in payment of the Performance Stock shall be limited to the number of Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to such supplemental taxable income. In the event that the number of Shares having a Fair Market Value equal to the sums required to be withheld is not a whole number of Shares, the number of Shares so withheld shall be rounded up to the nearest whole share.
     Section 4.3 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
     Section 4.5 Conformity to Securities Laws. This Award Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, this Award Agreement shall be administered, and the Performance Stock shall be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Award Agreement and the Performance Stock issued hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     Section 4.6 Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
     Section 4.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
     Section 4.8 Section 409A. This Award Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and specifically, with the short-term deferral exemption of Section 409A. Notwithstanding any provision in this Award Agreement to the contrary, if a payment is deemed as deferred compensation subject to the requirements of Section 409A of the Code, such payment may only be made under this Award Agreement upon an event and in a manner permitted by Section 409A of the Code. If a payment is not made by the designated payment date under this Award Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event may the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding anything to the contrary in this Award Agreement, no amounts payable to the Participant under this Award Agreement shall be paid to the Participant during the 6-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) if the Company determines that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Performance Stock Agreement as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:
Name:
Title:

PARTICIPANT

Stuart M. Essig

EXHIBIT A
CONSENT OF SPOUSE
I,                                         , spouse of Stuart M. Essig, have read and approve the foregoing Award Agreement. In consideration of granting of the right to my spouse to receive shares of Integra LifeSciences Holdings Corporation as set forth in the Award Agreement if the Performance Goals are met, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Award Agreement and agree to be bound by the provisions of the Award Agreement insofar as I may have any rights in said Award Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Award Agreement.
Dated:                     , ______
Name:

EXHIBIT B
PERFORMANCE GOALS AND PERFORMANCE PERIOD
The Performance Period shall be the three-year period beginning January 1, [FIRST CALENDAR YEAR FOLLOWING GRANT DATE] and ending December 31, [SECOND YEAR AFTER YEAR INSERTED ABOVE].
The Performance Goal is that consolidated Company sales in any calendar year during the Performance Period shall be greater than consolidated sales in calendar year [YEAR PRIOR TO THREE YEAR PERIOD].

ANNEX — SECTION 2.1 VESTING SCHEDULES FOR AWARDS AFTER 2008
December 2009 Award:
     (a) Subject to paragraphs (b) and (c) below and to Section 3.2 hereof, the Performance Stock shall vest in cumulative installments as follows:
     (i) The Performance Stock shall vest with respect to one-third (?) of the Shares covered thereby on the later to occur of (A) December 31, 20___ [LAST DAY OF FIRST YEAR OF PERFORMANCE PERIOD] and (B) the date as of which the Performance Goal is satisfied; and
     (ii) The Performance Stock shall vest with respect to two-thirds (?) of the Shares covered thereby on the later to occur of (A) December 31, 2011, and (B) the date as of which the Performance Goal is satisfied.
December 2010 and December 2011 Awards:
     (a) Subject to paragraphs (b) and (c) below and to Section 3.2 hereof, the Performance Stock shall vest with respect to one hundred percent (100%) of the Shares covered thereby on the later to occur of (A) December 31, 2011, and (B) the date as of which the Performance Goal is satisfied.